EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
Informatica Australia PTY Limited	Australia
Informatica Belgie N.V.	Belgium
Informatica International do Brazil Ltd.	Brazil
IS Informatica Software Ltda.	Brazil
Striva Technology Inc.	California
Informatica Software Ltd.	Canada
Informatica Cayman Ltd.	Cayman Islands
Informatica (Beijing) Information Technology Company Ltd	China
Agent Logic, Inc.	Delaware
Applimation, Inc.	Delaware
Gamma Enterprise Technologies, LLC	Delaware
Identity Systems, Inc.	Delaware
Informatica Federal Operations	Delaware
Informatica International, Inc.	Delaware
Itemfield, Inc.	Delaware
Similarity Systems, Inc.	Delaware
Siperian LLC	Delaware
Informatica Software JLT	Dubai
Informatica France S.A.S.	France
AddressDoctor GmbH	Germany
Informatica GmbH	Germany
Informatica Software Limited	Hong Kong
29West Inc.	Illinois
Applimation India Private Limited	India
Informatica Business Solutions Private Ltd.	India
Informatica Ireland Ltd.	Ireland
Tristlam Ltd.	Ireland
I.D.I. Informatica Data Integration Ltd.	Israel
Informatica Software Italia S.r.l.	Italy
Informatica Japan KK	Japan
Informatica Korea Corporation	Korea
Informatica Software de Mexico S. de R.L. de C.V.	Mexico
Informatica Software Services de Mexico SA de CV.	Mexico
Informatica Nederland B.V.	The Netherlands
Informatica Nederland C.V.	The Netherlands
AddressDoctor North America Corporation	North Carolina
INFA Software Philippines Corporation	The Philippines
Info Corp Informática Portugal, sociedade unipessoal Lda.	Portugal
Informatica Research and Development Center LLC	Russia
Informatica S.E.A. Pte. Ltd.	Singapore
Informatica Data Integration Iberica	Spain
INFA Sweden AB	Sweden
Informatica Software (Schweiz) AG	Switzerland
Informatica Taiwan Co. Ltd.	Taiwan
Informatica Software Limited	United Kingdom
Striva Technology Ltd	United Kingdom
Informatica Development Ltd.	United Kingdom